Exhibit 10.1

CONFIDENTIAL TREATMENT

EPIX Medical, Inc. has requested that the marked portions of this document be accorded confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

FIRST AMENDMENT TO LOAN AGREEMENT

Dated as of June 1, 2004

By and Between

EPIX MEDICAL, INC.

AND

SCHERING AKTIENGESELLSCHAFT

FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT dated as of June 1, 2004 by and between EPIX MEDICAL, INC. (“Epix”) and SCHERING AKTIENGESELLSCHAFT, Berlin Germany (“Schering”).

Recitals

Epix and Schering are parties to a certain Loan Agreement dated as of May 26, 2003 (as now or hereafter amended, modified or supplemented from time to time, the ‘Loan Agreement”).  In connection with a certain proposed senior subordinated note offering by Epix, Epix has requested certain amendments to the Loan Agreement, and Schering is willing to agree thereto, but only on the terms and conditions set forth herein. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, Epix and Schering hereby amend the Loan Agreement as follows:

Section 1.                                            Section 2.2(c) of the Loan Agreement is hereby deleted in its entirety and the following new Section 2.2(c) substituted therefor:

Section 2.2(c).  Epix shall be limited to submitting requests for Loans pursuant to Sections 2.2(a) and (b) and to making repayments of Loans pursuant to Section 2.4 hereof an aggregate number of [****(**)] times per annum. Each Loan made by Schering hereunder shall remain outstanding for no less than [****(**)] days after the date of advance hereunder. Each request for Loans made by Epix hereunder shall include the anticipated repayment date. Epix shall provide notice to Schering of any modification to such anticipated repayment date no less than [****(**)] business days prior to the anticipated repayment date originally specified by Epix.  Schering shall, subject to the other provisions of this Agreement, make the Loan requested by Epix within five (5) Business Days (defined as any day, other than a Saturday or Sunday, on which federally chartered banks in the United States and Germany are open for business) after the receipt by Schering of a request for funds meeting the requirements of this Agreement. Upon disbursements to Epix by Schering of any funds under this Agreement, Schering may, at its election, present the Note to Epix for notation on Schedule A attached hereto of any additional principal amount outstanding as a consequence of the Loan by Schering.

Section 2.                                            Article 2 (The Loans; Payment of Principal and Interest; Related Matters) of the Loan Agreement is hereby amended by adding the following new Section at the end thereof:

Section 2.8                                      Administrative Fee.                                        In consideration of Schering’s agreement to make the Loans described herein, Epix agrees to pay Schering an annual administrative fee. Such fee shall be in the amount of (a) [*******(***)] for calendar year 2004, and (b) [*******(***)] for each remaining calendar year of the Loan beginning with calendar year 2005. Such annual fee shall be deemed earned on the date hereof (as to the fee for calendar year 2004), and shall be deemed earned on first day of each calendar year (as to the fee for each remaining calendar year of the Loan beginning with calendar year 2005). The annual fee shall be payable quarterly in equal installments of [*******(***)] commencing July 1, 2004.

Section 3.                                            Article 5 (Affirmative Covenants) of the Loan Agreement is hereby amended by adding the following new Sections at the end thereof:

5.9                                 Repurchase of Convertible Notes.  In the event of the redemption or repurchase for cash at any time of the Convertible Notes in whole or in part, (whether pursuant to Section 3.13, Article XI or Article XIII of the Indenture or otherwise) other than a redemption for cash by Epix, at Epix’s option, of Convertible Notes in a cumulative principal amount of less than [*******], Epix shall simultaneously with or prior to the consummation of such redemption or repurchase, repay in full the then outstanding principal balance of the Loans made by Schering, together with interest accrued and unpaid, and any other charges due under this Agreement and all obligations of Schering to make Loans to Epix shall terminate.

5.10                           Convertible Notes.  Immediately notify Schering of the occurrence or existence of any of the following: (i) An Event of Default shall occur under the Indenture or Convertible Notes, or (ii) any Holder or the Trustee (as defined in the Indenture) shall send notice of the exercise of the right to require repurchase or redemption of any of the Convertible Notes, whether pursuant to an Event of Default, a Designated Event or otherwise.

Section 4.                                            Section 6.5 of the Loan Agreement is hereby deleted In its entirety and the following new Section 6.5 substituted therefor:

Section 6.5.                                   Other Liabilities.  Incur, create, assume or permit to exist any indebtedness or other Liability on account of borrowed money except (a) Obligations to Schering, (b) loans from third parties in order to repay the outstanding principal under the Loans and interest thereof, provided that such third party loan amount (including principal and interest) shall not exceed the outstanding principal and interest under the Loans, (c) accounts payable less than ninety (90) days and accrued expenses of Epix incurred in the ordinary course of business, (d) certain Convertible Senior Notes due 2024 in the aggregate principal amount of $75,000,000 issued by the Company to third parties pursuant to a certain draft Indenture dated May 27, 2004 (the “Indenture”), plus such additional Notes as may be issued upon exercise of the over-allotment option as may be agreed to by Epix in accordance with the Indenture, but in no event shall the over-

allotment be greater than $25,000,000 (collectively, the “Convertible Notes”), which notes shall be subordinated in right of payment to the Loans now or hereafter made by Schering hereunder, and (e) Liabilities that do not exceed, individually or in the aggregate, Ten Million Dollars ($10,000,000). As a condition to the effectiveness of exception clause (d) above: (i) the Convertible Notes shall be substantially identical in form and substance as the draft sample of a Convertible Note (draft dated June 1, 2004) attached hereto as Exhibit 6.5-A, and (ii) the Indenture shall be substantially identical in form and substance as the draft Indenture (draft dated June 1, 2004) attached hereto as Exhibit 6.5-B; provided, however, as to each, the final forms of Convertible Notes and the Indenture may vary from the exhibits attached hereto with respect to any portion thereof which in Schering’s reasonable discretion would not (i) have an adverse affect on the benefits and rights of Schering under the subordinated structure of the Convertible Notes and Indenture to the Loans, or (ii) otherwise adversely affect the rights of Schering under the Loan Agreement or the priority or perfection of any liens of Schering thereunder.

Section 5.                                            Article 6 (Negative Covenants) of the Loan Agreement is hereby amended further by adding the following new Sections at the end thereof:

6.12                           Indenture and Convertible Notes.  (a) Amend, supplement, restate or otherwise modify either the Indenture or the Convertible Notes from the forms attached hereto as Exhibits 6.5-A and 6.5-B, respectively, with respect to any portion thereof which in Schering’s reasonable discretion would (i) have an adverse affect on the benefits and rights of Schering under the subordinated structure of the Convertible Notes and Indenture to the Loans, or (ii) otherwise adversely affect the rights of Schering under the Loan Agreement or the priority or perfection of any liens of Schering thereunder, or (b) prepay any of the Convertible Notes other than as referred to herein.

Section 6.                                            Section 7.2 (Failure to Perform or Observe Covenants) of the Loan Agreement is hereby amended as follows:

(a)                                  By inserting the following parenthetical phrase following the words “ninety (90) days” in line 8 of Section 7.2: “(except if at any time during such 90-day period the Trustee or any Holder (each as defined in the Indenture) shall accelerate any or all of the sums due under the Convertible Notes, in which case the 90-day cure period shall immediately terminate without notice by Schering)”, and

(b)                                 By inserting the number [*******], after the number [*******] in line 10 of Section 7.2.

Section 7.                                            Section 7.7 (Default on Other Debt) of the Loan Agreement is hereby amended by deleting the first word of Section 7.7, “Any”, and replacing the deleted word with the phrase “Except as set forth in Sections 7.13 and 7.14 herein, any”.

Section 8.                                            Article 7 (Events of Default) of the Loan Agreement is hereby amended by adding the following new Sections at the end thereof:

7.13                           Subordination.  Epix shall fail to (i) comply with the subordination provisions set forth in the Loan Agreement and in the Indenture or (ii) repay the Loans simultaneously with or prior to any repayment of the Notes except as provided in Section 5.9, in either of which events.

7.14                           Convertible Notes.  Any of the following shall occur: (i) An Event of Default shall occur under the Indenture or Convertible Notes, or (ii) any Noteholder shall send notice of the exercise of its right to require redemption or other repurchase of any of the Convertible Notes pursuant to a Designated Event.

Section 9                                               Article 8 (Remedies) of the Loan Agreement is hereby amended by adding the following new Section:

8.8                                 Convertible Notes and Indenture. Notwithstanding the discretion vested in Schering in Section 8.2 herein, upon any of the Events of Default set forth in Section 7.13 and 7.14: (a) all obligations of Schering to make any Loans after the occurrence such an Event of Default shall terminate, and (b) the principal and interest of the Loans and all other Obligations shall become and be immediately due and payable, without presentment, demand, protest, or further notice of any kind or nature whatsoever, all of which are to the maximum extent permitted by applicable law hereby expressly waived by Epix provided, however, that upon an Event of Default or acceleration by Schering of the Loans as a result of the notice given by the Noteholders as set forth in Section 7.14(ii), Schering shall not be permitted to exercise its rights for a period of [*******(***)] days following receipt of such notice. The foregoing remedies are in addition to all other rights or remedies that Schering may have hereunder or under law.

Section 10.                                      Confidential Offering Circular.   Epix acknowledges that Schering shall not have had opportunity to review the Confidential Offering Circular being prepared and issued by Epix with respect to the convertible Notes and the Indenture before its distribution. Epix agrees that all statements with respect to the Loan Agreement and the subordination rights and obligations herein and in the Indenture and Convertible Notes shall be set forth fully and fairly in the Confidential Offering Circular. Epix agrees that Schering shall have no liability whatsoever with respect to the Confidential Offering Circular, the Indenture or the Convertible Notes. Epix agrees that the rights and obligations under Article 9 of the Loan Agreement shall apply to the Confidential Offering Circular, the Indenture and the Convertible Notes. Epix agrees to promptly file this Amendment as required by applicable securities laws.

Section 11.                                      Confirmation.   Epix hereby certifies to Schering that (a) except as amended hereby, the Loan Agreement and the other Loan Documents remain in full force and effect, enforceable in accordance with their respective terms, (b) as of June 1, 2004, the outstanding Loan balance consists of Zero Dollars ($0.00) of principal plus accrued interest; (c) Epix has no claims against Schering relating to the Loan Agreement, this Amendment or the Collaboration Agreement, and (d) Epix has no defenses, counterclaims or offsets to the repayment of the Obligations.

Section 12.                                      Miscellaneous.   This First Amendment to Loan Agreement shall be governed by and construed and enforced under the laws of The State of New York and may be signed in counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

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IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused these presents to be executed by their proper officers and sealed with their seal the day and year first above written.

WITNESS:	EPIX MEDICAL, INC.

By:
Name:
Title:

WITNESS:	SCHERING AKTIENGESELLSCHAFT

By:
		Name:	Frank Alburg
		Title:	Finance Department

`	By:
		Name:	Yvonne Winkler von Mohrenfels
		Title:	Legal Department